Exhibit 99-1

IVT Software, Inc.

Code of Ethics:

IVT Software, Inc. has  adopted  a code of ethics that applies to our principal executive officers, and other executive officers we may employ in the future or persons performing similar functions.

Our Code of Ethics provides written standards that are reasonably designed to deter wrongdoing and to promote:

(1) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;  such handling shall include full disclosure of related transactions and a fair basis for all such transactions.

(2) Full, fair, accurate, timely, and understandable disclosure in reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by the small business issuer;

(3) Compliance with applicable governmental laws, rules and regulations;

(4) The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

(5) Accountability for adherence to the code.